UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 31, 2009

EDGE PETROLEUM CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-22149	76-0511037
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Travis Tower 1301 Travis, Suite 2000 Houston, Texas	77002
(Address of principal executive offices)	(Zip Code)

(713) 654-8960

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01  Completion of Acquisition or Disposition of Assets

On December 31, 2009, Edge Petroleum Corporation (“we”, “our”, “Edge” or the “Company”) and each of its Subsidiaries (defined below) closed the previously announced transaction (the “Mariner Transaction”) pursuant to which Mariner Energy, Inc. (“Mariner”) had agreed to purchase substantially all of the Company’s assets (the “Assets”).  The Assets purchased by Mariner include all of the Company’s ownership interest in its direct and indirect subsidiaries, including Edge Petroleum Exploration Company, Miller Exploration Company, Edge Petroleum Operating Company, Inc., Edge Petroleum Production Company and Miller Oil Corporation (collectively, the “Subsidiaries”).

The proceeds from the sale of the Assets will be used to substantially reduce the Company’s indebtedness under the Company’s Fourth Amended and Restated Credit Agreement (as amended, the “Credit Agreement”) among the Company, Union Bank, N.A. (f/k/a Union Bank of California, N.A), as administrative agent and as issuing lender, and the other lenders party thereto.  Prior to the closing of the Mariner Transaction, the Company had approximately $226.5 million of outstanding principal under its Credit Agreement which the Company currently believes will be in excess of the proceeds expected to be available for distribution as a result of the Mariner Transaction and after taking into account all adjustments and other distributions contemplated with respect thereto.  As a result, it is unlikely that any material amount, if any, of proceeds will be available for distribution to the Company’s unsecured creditors or, in the unlikely event that such unsecured creditors received payment in full, that the holders of the Company’s 5.75% series A cumulative convertible perpetual preferred stock would receive any recovery.  The holders of the Company’s common stock will also not be entitled to any recovery even under the most optimistic of circumstances which the Company believes would still not be likely to result in proceeds in excess of the amount owing to the Company’s secured creditors.

In connection with the closing of the Mariner Transaction and the effectiveness of the Company’s First Amended Joint Plan of Reorganization (Modified) (the “Plan”) all of the Company’s outstanding common stock and outstanding 5.75% series A cumulative convertible perpetual preferred stock have been cancelled.  The Company intends to file a Form 15 terminating its reporting obligations on December 31, 2009.

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 24, 2009, Edge filed a motion with the United States Bankruptcy Court for the Southern District of Texas, Corpus Christi Division (the “Bankruptcy Court”) to approve an incentive plan for Edge employees (the “Incentive Plan”). The Incentive Plan is structured to incentivize certain employees to, among other things, consummate the Plan.  The Bankruptcy Court entered an order approving the Incentive Plan on December 30, 2009.  The following is a summary of the Incentive Plan:

•                  Each of the Company’s employees who continues to be employed by the Company on the effective date of the Plan (the “Effective Date”) will be entitled to receive an incentive bonus for assisting in the successful closing of the sale of substantially all of the Company’s assets.  Any such incentive payment will take into account payments made to each employee pre-petition to encourage such employees to remain with the Company.

•                  If an employee is not employed by the Company on the Effective Date, the Company may, after consultation with the United States Trustee for the Southern District of Texas (the “U.S. Trustee”)

and Union Bank, N.A. (f/k/a Union Bank of California, N.A.), as administrative agent and issuing lender (the “Bank Agent”) of the Company’s credit facility (the “Credit Facility”), reallocate such funds among the Company’s remaining employees.

•                  If an employee will not be employed by Mariner Energy, Inc. (“Mariner”) in a capacity and with a level of compensation and responsibility that is greater than or equal to that of his or her current employment, and subject to the execution of the Waivers (as defined below) by certain employees, such employee will be entitled to collect a severance payment (each, a “Severance Payment”).  Each Severance Payment will be an approximately 95% reduction of the payment such employee would have been entitled to receive under the Company’s pre-petition severance agreements.

•                  If an employee will be employed by Mariner in a capacity and with a level of compensation and responsibility that is greater than or equal to that of his or her current employment, such employee’s Severance Payment may be reallocated by the Company and its subsidiaries (the “Debtors”), after consultation with the U.S. Trustee and the Bank Agent, among the employees.

•                  The Bank Agent has consented to the use of up to $1.8 million to fund the Incentive Plan, and the aggregate cost of the Incentive Plan will not exceed $1.8 million.  Absent such agreement, these funds would inure to the benefit of the Bank Agent and other lenders party to the Credit Facility.

•                  The following employees are prohibited from participating in the Incentive Plan unless and until they agree to waive (the “Waivers”) any administrative claims against Edge’s bankruptcy estate for amounts that would otherwise be payable pursuant to the Incentive Plan in the event that the Bank Agent withdraws its support:  John Elias, John Tugwell, Gary Pittman, Howard Creasey, Robert Thomas, Kirsten Hink, and Richard Parma.

The following table sets forth the maximum potential payment to Edge’s principal executive officer, principal financial officer and each named executive officer under the Incentive Plan on the Effective Date assuming delivery by such officers of a Waiver:

Total Potential Payment Under the Incentive Plan
John W. Elias	$500,000

Gary L. Pittman	$325,000

John O. Tugwell	$325,000

Payments made under the Incentive Plan are in complete satisfaction of and in lieu of any severance, incentive, change of control or other payments that an Edge employee may otherwise allegedly be due and owing under the Company’s pre-petition retention plan and/or severance agreements.

Item 7.01.  Regulation FD Disclosure.

Additional information about the Company’s restructuring, including access to court documents and other general information about the Debtors’ voluntary petitions for reorganization, is available at www.KCCLLC.net/edgepetroleum.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EDGE PETROLEUM CORPORATION

Date: December 31, 2009	By:	/s/ John W. Elias
John W. Elias
Chairman, President & Chief Executive Officer